Exhibit 21.1

Subsidiaries of FS KKR Capital Corp.

Name of Subsidiary	State of Incorporation or Organization
CCT Dublin Funding Designated Activity Company	Ireland
CCT Funding LLC	Delaware
CCT Holdings LLC	Delaware
CCT Holdings II LLC	Delaware
CCT New York Funding LLC	Delaware
CCT SE III LLC	Delaware
CCT SE IV LLC	Delaware
CCT SE V LLC	Delaware
CCT SE VI LLC	Delaware
CCT SE VII LLC	Delaware
CCT Tokyo Funding LLC	Delaware
FCF LLC	Delaware
FSIC Investments, Inc.	Delaware
Hamilton Street Funding LLC	Delaware
Halifax Funding LLC	Delaware
IC American Energy Investments, Inc.	Delaware
IC Altus Investments, LLC	Delaware
IC Arches Investments, LLC	Delaware
IC Northern Investments, LLC	Delaware
Locust Street Funding LLC	Delaware
Paris Funding LLC	Delaware
Race Street Funding LLC	Delaware